SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant: ☒

Filed by a Party other than the Registrant: ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Lindsay Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Supplement to Proxy Statement

For the Fiscal 2025 Annual Meeting of Stockholders to be Held on January 8, 2025

This supplement (this “Supplement”), dated November 26, 2024, supplements the definitive proxy statement (the “Proxy Statement”) filed by Lindsay Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on November 20, 2024 for the Company’s Fiscal 2025 Annual Meeting of Stockholders to be held on January 8, 2025 (the “Annual Meeting”). This Supplement is being filed to clarify the voting standards and treatment of abstentions with respect to the proposal to approve the Lindsay Corporation 2025 Long-Term Incentive Plan (the “2025 Plan”).

With respect to Proposal 2, page 38, paragraph 5 of the Proxy Statement discloses the voting standards and treatment of abstentions and broker non-votes for such proposal. Page 38, paragraph 5 of the Proxy Statement is revised in its entirety to read as follows:

Approval of the 2025 Plan requires the affirmative vote of the holders of a majority of the votes cast virtually or by proxy by persons entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast with respect to approval of the 2025 Plan and will not be counted as votes for or against the approval of the 2025 Plan.

Except as specifically supplemented by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement.

This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the Proxy Statement.

If you have already returned your proxy or provided voting instructions, you do not need to take any further action unless you wish to change your vote. If you have submitted a proxy and wish to change your vote, you may revoke your proxy and change your vote by delivering a written notice of revocation to the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company, or by attending the virtual Annual Meeting, where you may withdraw your proxy and vote virtually.